EXHIBIT 107.1

Calculation of Filing Fee Tables

FORM S-3

(Form Type)

BIOLASE, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock	457(o)	(1)	(2)	(2)		0

	Equity	Preferred Stock	457(o)	(1)	(2)	(2)		0

	Debt	Debt Securities	457(o)	(1)	(2)	(2)		0

	Other	Warrants	457(o)	(1)	(2)	(2)		0

	Other	Rights	457(o)	(1)	(2)	(2)		0

	Other	Units	457(o)	(1)	(2)	(2)		0

	Unallocated (Universal) Shelf	—	457(o)	N/A	Unallocated (Universal) Shelf	$50,000,000	$0.0000927	$4,635.00 (3)

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—

	Total Offering Amounts					$50,000,000	$0.0000927	$4,635.00(4)

	Total Fees Previously Paid							$4,635.00

	Total Fee Offsets							—

	Net Fee Due							0

(1)         Includes an indeterminate number of securities at indeterminate prices that may be issued from time to time in primary offerings or upon exercise, conversion or exchange of any securities registered hereunder that provide for exercise, conversion or exchange. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the securities registered hereunder include such indeterminate number of securities as may be issuable with respect to the securities being registered hereunder as a result of share splits, share dividends or similar transactions.

(2)         The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant Instruction 2.A.ii.b. of the Instructions to the Calculation of Filing Fee Tables and Related Disclosure of Form S-3.

(3)         The proposed maximum aggregate offering price has been calculated pursuant to Rule 457(o) under the Securities Act.

(4)         Previously paid.